Exhibit 21.1

CAI INTERNATIONAL, INC.

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction
Container Applications International (U.K.) Ltd.	United Kingdom
Sky Container Trading, Ltd.	United Kingdom
Sky Domestic Container Leasing, Ltd.	United Kingdom
Sky Container Trading, Inc.	California
Container Applications (Malaysia) SDN BHD	Malaysia
Container Applications Limited	Barbados
Container Applications International Ltd.	Japan
CAIJ Ltd.	Japan
CAI Consent Sweden AB	Sweden
CAI Consent Germany GmbH	Germany
CAI Consent UK Limited	United Kingdom